Exhibit 99.1

To:               Directors and Executive Officers of Newfield Exploration Company (the “Company”)

From:           Terry W. Rathert

Date:            June 5, 2006

Subject:       Important Notice Regarding the Newfield Exploration Company 401(k) Plan (the “Plan”) Blackout Period and Restrictions on Ability to Trade
                      in Company Securities

This notice is to inform you that the Plan will be changing record keepers from Diversified Investment Advisors to Charles Schwab. This change will require that a blackout period be imposed on participants’ transactions. The blackout period is expected to begin on July 1, 2006 and is expected to end during the week of July 23, 2006. During the blackout period, participants in the Plan will be unable to change their existing investment elections, execute loans, make withdrawals or execute fund transfers in their plan accounts.

This notice is provided to you pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934. Pursuant to these rules, each director or executive officer of the Company is prohibited during the blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, an equity security of the Company acquired in connection with his or her services as director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

•
Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•
Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or executive officer, selling Company stock acquired pursuant to such options and selling Company stock originally received as a restricted stock grant.

•	Exemptions from these rules generally apply to qualified stock purchase plans, sales required by law and certain other “automatic” transactions.

•
Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your service as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identifications for all related purposes, such as tax reporting and disclosure requirements.

For inquiries concerning either this notice or the blackout period, please contact:

Terry W. Rathert
Senior Vice President, Chief Financial Officer and Secretary
Newfield Exploration Company
363 North Sam Houston Parkway East, Suite 2020
Houston, Texas 77060
281-847-6000